Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744

Advanced Life Sciences Announces First Quarter 2007 Financial Results

WOODRIDGE, IL, May 8, 2007/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced its financial results for the first quarter ended March 31, 2007.  The net loss for the three months ended March 31, 2007 was $10.4 million or ($.37) per share compared to $3.2 million or ($.15) per share for the three months ended March 31, 2006.  The increase in the net loss reflects increased development expenses related to pivotal Phase III clinical trial costs of the Company’s novel once-a-day antibiotic, cethromycin.

“Advanced Life Sciences continued to make substantial progress in the first quarter of 2007,” said Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences.  “We are nearing the end of our clinical work with cethromycin and are building toward a robust NDA submission.  We were pleased to announce last week very positive efficacy data from our non-human primate study in  inhalation anthrax. Looking forward, our focus is on the release of top-line data from our pivotal Phase III program in CAP that we expect to occur in June of this year.”

The company ended the first quarter of 2007 with cash, cash equivalents and investments totaling $22.1 million.  Cash used during the first quarter was approximately $5.0 million.

Operating Expense Analysis

•                  Research and development expenses increased $6.8 million to $9.1 million for the three months ended March 31, 2007 from $2.3 million for the three months ended March 31, 2006.  This increase was due to additional development expenses directly related to our Phase III clinical trials and NDA-related expenses for cethromycin.

•                  Selling, general and administrative expenses increased $0.4 million to $1.5 million for the three months ended March 31, 2007 from $1.1 million for the three months ended March 31, 2006. This increase is primarily attributed to higher compensation costs for existing personnel and increased costs associated with Sarbanes-Oxley compliance.

First Quarter 2007 Product Candidate Highlights

Advanced Life Sciences is developing cethromycin, a novel once-a-day antibiotic in response to the emerging bacterial resistance observed in the treatment of community acquired pneumonia (CAP).  Cethromycin has been involved in over 50 clinical studies and has been tested in approximately 4,400 human subjects.

The company is currently conducting pivotal Phase III clinical trials of cethromycin for the treatment of mild-to-moderate CAP.  Advanced Life Sciences believes that cethromycin, if approved, would build upon the growing market opportunity in the antibiotic marketplace and address the critical need for new antibiotics that overcome bacterial resistance.

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Recent Achievements:

•                  Demonstrated cethromycin was 100% protective against inhalation anthrax in key non-human primate efficacy study

•                  Granted Orphan Drug status by the FDA for the use of cethromycin in treatment of inhalation anthrax

•                  Initiated competitive negotiation process with prospective commercialization partners to assist with the launch of cethromycin

The company anticipates the following upcoming milestones in the development of cethromycin:

•                  Release of data from pivotal Phase III clinical program in CAP in June

•                  Continue preparation of NDA submission package and pre-launch medical communication programs

•                  Advancement of negotiations with multiple prospective commercialization partners

Financial Guidance for Second Quarter of 2007

The company expects its second quarter 2007 cash requirements to range between $7.5 and $8.5 million.

Conference Call Details:

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Wednesday, May 9, 2007 to discuss the company’s first quarter financial results.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of Advanced Life Sciences’ corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 800-659-1942 (domestic) or 617-614-2710 (international).  The passcode for the conference call is 13856687.  A telephone replay of the call will also be available for 48 hours.  Callers may access the telephone replay by dialing (domestic) 888-286-8010 or 617-801-6888 (international), passcode 99601128.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The company’s lead candidate, cethromycin, is a novel once-a-day antibiotic in late-stage clinical development for the treatment of respiratory tract infections.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$22,050,237	$27,054,947
Prepaid insurance	222,957	380,083
Prepaid clinical trial expenses	2,857,597	2,364,512
Other prepaid expenses and deposits	272,116	273,572

Total current assets	25,402,907	30,073,114

PROPERTY AND EQUIPMENT:
Furniture and fixtures	250,979	250,308
Laboratory equipment	159,662	142,928
Computer software and equipment	255,241	231,022
Leasehold improvements	177,253	182,839

Total property and equipment—at cost	843,135	807,097
Less accumulated depreciation	(446,574)	(398,486)

Property and equipment—net	396,561	408,611

OTHER LONG-TERM ASSETS:
Deferred financing costs	19,876	26,502
Other assets	1,452	1,452

Total other long-term assets	21,328	27,954

TOTAL ASSETS	$25,820,796	$30,509,679

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,253,876	$1,011,396
Accrued clinical trial expenses	2,564,432	1,410,894
Other accrued expenses	386,054	226,881
Accrued interest payable	—	22,756
Short-term lease payable	15,778	19,437
Short-term grant payable	476,708	476,708
Short-term notes payable - related party	2,000,000	2,000,000
Short-term notes payable - net of $8,450 debt discount	3,906,550	—

Total current liabilities	14,603,398	5,168,072

Long-term lease payable	18,362	20,076
Long-term grant payable	23,292	23,292
Notes payable - net of $11,266 debt discount	—	3,903,734

Total liabilities	14,645,052	9,115,174

COMMITMENTS AND CONTINGENCIES:
Minority Interest	—	—

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—60,000,000 shares authorized; March 31, 2007 28,287,677 issued and outstanding; December 31, 2006 28,282,677 shares issued and outstanding;	282,877	282,827
Additional paid-in capital	88,560,982	88,370,853
Deficit accumulated during the development stage	(77,668,115)	(67,259,175)

Total stockholders’ equity	11,175,744	21,394,505

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,820,796	$30,509,679

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			Period From
			Inception
			(January 1, 1999)
	Three months ended March 31,		Through
	2007	2006	March 31, 2007
Revenue:
Management fees	$—	$—	$1,161,180
Grants	—	35,127	1,035,571
Royalty—related party	—	—	45,238

Total revenue	—	35,127	2,241,989

Expenses:
Research and development	9,050,912	2,260,378	58,186,261
Contracted research and development—related party	—	—	7,980,299
Selling, general and administrative	1,548,163	1,149,170	14,640,676

Total expenses	10,599,075	3,409,548	80,807,236

Loss from operations	(10,599,075)	(3,374,421)	(78,565,247)

Other (income) expense:
Interest Income	(306,569)	(280,858)	(2,230,701)
Interest expense	116,434	144,870	2,272,621
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	(939,052)

Net other income	(190,135)	(135,988)	(897,132)

Net loss	(10,408,940)	(3,238,433)	(77,668,115)

Less accumulated preferred dividends for the period	43,750	43,750	1,363,542

Net loss available to common shareholders	$(10,452,690)	$(3,282,183)	$(79,031,657)

Basic and diluted net loss per share available to common shareholders	$(0.37)	$(0.15)

Weighted average number common shares outstanding- basic and diluted	28,287,310	21,290,153